Exhibit 23.4

March 13, 2026

Board of Trustees
Rhinebeck Bancorp, MHC
Boards of Directors
Rhinebeck Bancorp, Inc.
Rhinebeck Bank
2 Jefferson Plaza

Poughkeepsie, New York 12601

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in Form 86-AC, and any amendments thereto, to be filed with the New York State Department of Financial Services, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus and proxy statement/prospectus of Rhinebeck Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus and proxy statement/prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com